iShares Trust

Screen #2 attachment for funds beyond series 99

157        ISHARES MSCI ALL PERU CAPPED INDEX FUND             N
170                ISHARES MSCI INDONESIA INVESTABLE MARKET INDEX FUND N
171                ISHARES MSCI IRELAND CAPPED INVESTABLE MKT INDEX FD N
172        ISHARES MSCI POLAND INVESTABLE MARKET INDEX FUND    N
182        ISHARES MSCI NEW ZEALAND INVESTABLE MKT INDEX FUND  N
183        ISHARES MSCI BRAZIL SMALL CAPPED INDEX FUND   N
184        ISHARES MSCI CHINA SMALL CAPPED INDEX FUND   N
185        ISHARES MSCI PHILIPPINES INVESTABLE MKT INDEX FUND  N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99. http://us.ishares.com/advisor_resources/resource_library/tax_legal_documents.htm